Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of October 12, 2012, among ViaSat, Inc., a Delaware corporation (the “Company”), ViaSat Communications, Inc., a Delaware corporation, ViaSat Holding, Inc., a Delaware corporation, and WB Holdings 1 LLC, a Colorado limited liability company (collectively, the “Subsidiary Guarantors”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Subsidiary Guarantors has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 22, 2009, providing for the issuance of an unlimited aggregate principal amount of 8.875% Senior Notes due 2016 (the “Notes”), as supplemented by that certain First Supplemental Indenture, dated as of December 15, 2009, among the Subsidiary Guarantors and the Trustee;

WHEREAS, under Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class pursuant to the terms set forth therein;

WHEREAS, the Company desires by this Supplemental Indenture to amend certain provisions of the Indenture;

WHEREAS, in connection with the tender offer and consent solicitation of the Company commencing on September 27, 2012, with respect to the Notes (the “Tender Offer”), consents to the amendments set forth in Article I herein have been received from the Holders of more than a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by all necessary corporate or limited liability company action on the part of the Company and the Subsidiary Guarantors;

WHEREAS, the Company has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the amendments set forth herein do not trigger subsections (1) through (9) of Section 9.02 of the Indenture;

WHEREAS, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture; and

WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Any defined terms appearing in Article 1 of the Indenture that are used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Article I of this Supplemental Indenture shall be deleted in their entireties from Sections 1.01 and 1.02 of the Indenture.

Section 1.02. The heading and text of each of Section 3.09 (Offers to Repurchase by Application of Excess Proceeds), Section 4.03 (Reports and Other Information), Section 4.05 (Taxes), Section 4.06 (Stay, Extension and Usury Laws), Section 4.07 (Limitation on Restricted Payments), Section 4.08 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 4.09 (Limitation on Indebtedness), Section 4.10 (Sale of Assets and Subsidiary Stock), Section 4.11 (Transactions with Affiliates), Section 4.12 (Limitation on Liens), Section 4.13 (Corporate Existence), Section 4.14 (Offer to Repurchase Upon Change of Control), Section 4.15 (Future Subsidiary Guarantors), Section 4.16 (Maintenance of Insurance), clauses (4)-(7), (10) and (11) of Section 6.01(a) (Events of Default) and clause (6) of Section 8.04 (Conditions to Legal or Covenant Defeasance) of the Indenture are deleted in their entirety and are each replaced with the following:

“{Reserved}”.

Section 1.03. Clause (8) of Section 6.01(a) is hereby deleted in its entirety and replaced with the following:

“(8) the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding with respect to itself;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Bankruptcy Custodian of it or for substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;”

Section 1.04. Clause (9) of Section 6.01(a) is hereby deleted in its entirety and replaced with the following:

“(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company in an involuntary case;

(ii) appoints a Bankruptcy Custodian of the Company for substantially all of its property; or

(iii) orders the winding up or liquidation of the Company;

or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;”

Section 1.05. The last sentence of Section 10.03 is hereby deleted in its entirety.

Section 1.06. Any Notes issued under any provision of the Indenture subsequent to the date of this Supplemental Indenture shall bear a notation referring to this Supplemental Indenture, and shall vary from the forms attached to the Indenture as Exhibit A and Exhibit B as follows:

(a) The text of Section 8 of each of the forms of Notes attached as Exhibit A and Exhibit B to the Indenture shall be deleted in its entirety and replaced with the following:

“{Reserved}”.

(b) The form entitled “Option of Holder to Elect Purchase” attached to each of the forms of Notes attached as Exhibit A and Exhibit B to the Indenture shall be deleted in its entirety.

ARTICLE II

MISCELLANEOUS

Section 2.01. Operation of Amendments. The provisions of Article I of this Supplemental Indenture shall not become operative until the date and time (such date and time, the “Operative Time”) at which the Company pays the applicable consideration for the Notes accepted by the Company for purchase on the Early Acceptance Date, as defined in the Offer to Purchase and Consent Solicitation Statement dated September 27, 2012 with respect to the Tender Offer. In the event the Company notifies (in writing) the Depositary and the Trustee that it has withdrawn or terminated the Tender Offer prior to the Operative Time, this Supplemental Indenture shall be terminated and be of no force or effect and the Indenture shall not be modified hereby.

Section 2.02. Effect of Supplemental Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company, the Subsidiary Guarantors and the Trustee, this Supplemental Indenture shall form a part of the Indenture in the manner and to the extent herein and therein provided and shall be read, taken and construed as one instrument. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

Section 2.03. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.05. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.06. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors party hereto.

Section 2.07. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.08. Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture shall bind each of their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.09. Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

VIASAT, INC.

By:	/s/ Keven Lippert
Name: Keven Lippert
Title: Vice President, General Counsel and Secretary

VIASAT COMMUNICATIONS, INC. VIASAT HOLDING, INC. WB HOLDINGS 1 LLC

By:	/s/ Keven Lippert
Name: Keven Lippert
Title: Vice President and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION (as successor by merger to Wilmington Trust FSB), as Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature Page to Supplemental Indenture]